Piedmont Natural Gas Reports Fiscal Year 2006 Results

CHARLOTTE, N.C., Dec. 15 / PRNewswire-FirstCall/ — Piedmont Natural Gas (NYSE: PNY) today announced results for the fiscal year and fourth quarter ended October 31, 2006, subject to completion of its annual audit.

For the 2006 fiscal year, the Company reported net income of $97.2 million, or $1.28 per diluted share. These results compare with net income of $101.3 million, or $1.32 per diluted share, for the 2005 fiscal year. “We are proud of our operating performance in fiscal year 2006, a year of unprecedented challenges for our company and industry, including record high wholesale gas prices and market volatility. Our financial results were impacted by the costs of strategic programs designed to streamline our business processes, capture operational and organizational efficiencies, resolve regulatory uncertainty and deliver ‘best in class’ service to our customers. The actions we have taken this year will strengthen our prospects for future success,” said Chairman, President and CEO Thomas E. Skains. “I am proud of my fellow teammates at the Company for our many accomplishments during the year,” Mr. Skains added.

System throughput for fiscal year 2006 totaled 198.7 million dekatherms, compared with throughput of 204.4 million dekatherms for the previous year. The decrease was primarily due to warmer weather and customer conservation. Weather for the year was 2% warmer than 2005 and 6% warmer than normal.

Margin for the year increased by $24.3 million over the prior year. The increase is primarily due to base rate increases in North and South Carolina and customer growth. Operations and maintenance expenses for the year increased $12.4 million primarily due to one-time charges associated with the Company’s management restructuring program and expenses incurred to enhance the Company’s customer service capabilities.

Utility capital expenditures for the year were $204 million, reflecting a $24 million investment to provide service to a new large volume power generation customer, the acceleration of the Company’s investment in automated meter reading technology and the addition of over 34,400 new residential, commercial and industrial customers.

Other income (expense), net of income taxes, was $18.8 million for the year, compared with $20.8 million for the prior year. Included in other income (expense) are results from the Company’s interest in SouthStar Energy LLC, which contributed $14.0 million to net income in fiscal 2006 compared with $13.5 million for the prior year, and its interest in Hardy Storage Company, LLC., which contributed $0.6 million to net income in 2006. Other income in 2005 included gains on sale of corporate real estate and marketable securities.

For the three months ended October 31, 2006, the Company’s seasonal fourth-quarter loss was ($6.2 million), or ($0.08) per diluted share, compared with ($5.0 million), or ($0.06) per diluted share, for the prior-year fourth quarter.

Throughput for the fourth quarter totaled 42.2 million dekatherms, compared with 38.1 million dekatherms for the previous year’s quarter. Throughput for the fourth quarter of fiscal 2006 increased compared with the prior year quarter primarily because of colder weather and customer growth.

While margin was up $7.9 million over last year’s fourth quarter, increases in depreciation expense and general taxes negatively impacted the quarter. Interest expense was also up due to the Company’s long-term debt issue in June and higher short-term interest rates.

Other income (expense), net of income taxes, was $1.2 million for the quarter, compared with $3 million, for the same period last year primarily due to Southstar Energy LLC’s earnings in 2006 being lower than in 2005.

In concluding his review of 2006 results, Mr. Skains commented, “Our Company continues to experience impressive growth with almost 35,000 new customers being added to our system, a growth rate of 3.5%. With a new record set again this year in residential new construction growth, our strong regional markets truly recognize the value of our product and our services.”

DIVIDEND DECLARED

At the Company’s regular quarterly Board of Directors meeting held today, a quarterly dividend on Common Stock of $.24 cents per share was declared, payable January 12, 2007, to holders of record at the close of business on December 21, 2006.

CONFERENCE CALL

In conjunction with this fourth-quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Monday, December 18, 2006, at 2:30 p.m. Eastern Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Log on to the web at http://www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the Presentations page of the website within the Investor Relations section.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)
Twelve Months Ended	October 31		% Increase
	2006	2005	(Decrease)
	(Unaudited)	(Unaudited)
Operating Revenues	$1,924,628	$1,761,091	9%
Cost of Gas	1,401,149	1,261,952	11%
Margin	523,479	499,139	5%
Operations and Maintenance Expenses	219,353	206,983	6%
Depreciation	89,696	85,169	5%
General Taxes	33,138	29,807	11%
Utility Income Taxes	50,543	51,880	-3%
Operating Income	130,749	125,300	4%
Other Income (Expense), net	18,750	20,828	-10%
Utility Interest Charges	52,310	44,256	18%
Income Before Minority Interest	97,189	101,872	-5%
Less Minority Interest	—	602	-100%
Net Income	$97,189	$101,270	-4%
Average Shares of Common Stock:
Basic	75,863	76,680	-1%
Diluted	76,156	76,992	-1%
Earnings Per Share of Common Stock:
Basic	$1.28	$1.32	-3%
Diluted	$1.28	$1.32	-3%
System Throughput — Dekatherms	198,656	204,438	-3%
Gas Customers Billed in October	903	877	3%
System Average Degree Days — Actual	3,192	3,266	-2%
System Average Degree Days – Normal	3,386	3,455	0%
Percent Normal Degree Days	94%	95%	-1%

Three Months Ended	October 31		% Increase
	2006	2005	(Decrease)
	(Unaudited)	(Unaudited)
Operating Revenues	$282,209	$339,588	-17%
Cost of Gas	195,094	260,342	-25%
Margin	87,115	79,246	10%
Operations and Maintenance Expenses	53,987	54,188	0%
Depreciation	23,793	21,909	9%
General Taxes	7,940	6,374	25%
Utility Income Taxes	(5,019)	(5,708)	-12%
Operating Income (Loss)	6,414	2,483	158%
Other Income (Expense), net	1,158	2,954	-61%
Utility Interest Charges	13,733	10,109	36%
Income (Loss) Before Minority Interest	(6,161)	(4,672)	-32%
Less Minority Interest	—	301	-100%
Net Income (Loss)	($6,161)	($4,973)	-24%
Average Shares of Common Stock:
Basic	75,356	76,623	-2%
Diluted	75,356	76,623	-2%
Earnings Per Share of Common Stock:
Basic	($0.08)	($0.06)	-33%
Diluted	($0.08)	($0.06)	-33%
System Throughput — Dekatherms	42,181	38,094	11%
Gas Customers Billed in October	903	877	3%
System Average Degree Days — Actual	263	177	49%
System Average Degree Days – Normal	213	225	0%
Percent Normal Degree Days	123%	79%	44%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, regulatory issues, customer growth, economic and capital market conditions, the cost and availability of natural gas, competition from other energy providers, weather conditions and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise except as required by applicable laws and regulations. More information about the risks and uncertainties relating to these forward- looking statements may be found in Piedmont’s latest Form 10-Q and its other filings with the SEC, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to more than one million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 62,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.

SOURCE Piedmont Natural Gas Company

CONTACT: Media, David L. Trusty, +1-704-731-4391, or

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+1-704-840-9298, or

margaret.griffith@piedmontng.com,

both of Piedmont Natural Gas